Exhibit 3.15

EXECUTION COPY

LIMITED LIABILITY COMPANY AGREEMENT

OF

COMMUNICATIONS & POWER INDUSTRIES LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT of Communications & Power Industries LLC (the “Company”), dated as of the 11th day of February, 2011 (this “Agreement”), is made by CPI International, Inc., a Delaware corporation, as the initial sole member of the Company (the “Initial Member”), and by and between the Initial Member and/or any person(s) or entity(ies) subsequently admitted as a member or members of the Company in accordance with the terms hereof (the Initial Member and any such person(s) or entity(ies) being sometimes referred to individually as a “Member” and collectively as the “Members”).

RECITAL

The Company was formed as a limited liability company under the laws of the State of Delaware, and the Initial Member desires to enter into a written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Act.

ARTICLE II

THE LIMITED LIABILITY COMPANY

2.1           Formation.  The Company was formed as a limited liability company pursuant to the provisions of the Act.  A certificate of formation for the Company as described in Section 18-201 of the Act (the “Certificate of Formation”) has been filed in the Office of the Secretary of State of the State of Delaware in conformity with the Act.  The Initial Member hereby ratifies and confirms the authority of Robert A. Fickett as an authorized person within the meaning of Sections 18-201 and 18-204 of the Act to execute the Certificate of Formation and to cause it to be so filed.

2.2           Name.  The name of the Company is “Communications & Power Industries LLC” and its business shall be carried on in such name with such variations and changes as the Board of Managers from time to time shall determine or deem necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

2.3           Business Purpose; Powers.  The Company is formed for the purpose of engaging in any lawful business, purpose or activity for which limited liability companies may be formed under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.  Without limiting the scope of the foregoing, the purpose of the Company includes the development, manufacture and distribution of products used to generate, amplify, transmit and receive high-power/high-frequency microwave and radio frequency signals and/or provide power and control for end use commercial and defense-related applications.

2.4           Registered Office and Agent.  The location of the registered office of the Company shall be 615 South DuPont Highway, Dover, Delaware 19901.  The Company’s Registered Agent at such address shall be National Corporate Research, Ltd.

2.5           Term.  The term of the Company commenced on the date of the filing of the Certificate of Formation in the Office of the Secretary of State of the State of Delaware.  Subject to the provisions of Article VII below, the Company shall have perpetual existence.

2.6           No State Law Partnership.  The Member(s) intend(s) that for state law purposes the Company not be a partnership (including a limited partnership) or joint venture and that no Member be a partner or joint venturer of any other Member for any purpose.  This Agreement may not be construed to suggest otherwise; though, for the avoidance of doubt, this Section 2.6 shall have no bearing on the classification of the Company for U.S. federal income tax purposes.

2.7           Fiscal Year.  The fiscal year of the Company for financial statement and federal income tax purposes shall be determined by the Board of Managers (as defined in Section 3.2).

ARTICLE III

MEMBERS

3.1           Members.  The name, address and percentage (“Common Interest Percentage”) of all outstanding Common Interests (as hereinafter defined) of the Member(s) is set forth on Schedule A hereto, which shall be amended from time to time to reflect the admission of new Members, additional capital contributions of Members or the Transfer (as hereinafter defined) of Common Interests of any Member.

3.2           Admission of New Members.  Additional persons or entities shall be admitted as Members of the Company only upon the approval of the Board of Managers, subject to receipt by the Company of a written agreement (which may take the form of a counterpart of this Agreement) executed by such persons or entities proposed to become Members pursuant to which such persons or entities thereby agree to be bound by the terms of this Agreement, at which time such persons or entities shall be bound by this Agreement and admitted as Members.

3.3           Actions by Members; Meetings.  The Member or Members holding, in the aggregate, a majority of the outstanding Common Interests (a “Majority of Members”)  (or Members holdings such Common Interest Percentage sufficient to approve any such action pursuant to the terms of this Agreement or the Act (the “Required Members”)) may approve a matter or take any action at a meeting or without a meeting by the written consent of such Majority of Members or Required Members.  Meetings of Members may be called at any time by the Board of Managers.

3.4           No Liability of Members.  All debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

3.5           Power to Bind the Company.  No Member (acting in its capacity as such) shall have any authority to bind the Company to any third party with respect to any matter except by written approval of a Majority of Members that expressly authorizes such matter and authorizes such Member to bind the Company with respect thereto; provided, however, that the Initial Member (acting in its capacity as such) shall have the authority to bind the Company to any third party with respect to any matter until such time as any new Member is admitted pursuant to the terms hereof at which time the foregoing limitation on the power of the Members to bind the Company shall apply to all Members, including the Initial Member.

ARTICLE IV

MANAGEMENT

4.1           General.

(a)           Except for situations in which the approval of any Member is expressly required hereunder or by non-waivable provisions of applicable law or as otherwise expressly required by this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of Managers (the “Board of Managers”), and the Board of Managers may make all decisions and take all actions for the Company not otherwise expressly provided for in this Agreement.  The Board of Managers shall be the managers of the Company within the meaning of Section 18-402 of the Act.  Subject to the Act or as otherwise provided in this Agreement, the Board of Managers must act as a board, and no individual Manager, as such, shall have any authority to bind or act for, or assume any obligation or responsibility on behalf of, the Company unless expressly authorized to do so by action taken by the Board of Managers in accordance with this Agreement.

(b)           The Member(s) shall not have regular meetings or voting rights with respect to the management of the Company and, except as expressly required by non-waivable provisions of applicable law, shall not be entitled to vote on or consent to or approve or disapprove actions or decisions regarding the Company, except for those matters requiring approval expressly provided for in this Agreement.

(c)           Any duties (including fiduciary duties) of a Covered Person to the Company or to any other Covered Person that would otherwise apply at law or in equity are hereby eliminated to the fullest extent permitted under the Act and any other Applicable Law; provided, that (i) the foregoing shall not eliminate the obligation of each Member to act in compliance with the express terms of this Agreement and (ii) the foregoing shall not be deemed to eliminate the implied contractual covenant of good faith and fair dealing.

4.3           Board of Managers.

(a)           The Board shall be comprised of one (1) to (10) individuals (the “Managers”), with the exact number of Managers comprising the Board to be determined from time to time by a Majority of the Members. The Managers shall be elected by a Majority of the Members.  The Board of Managers shall initially consist of six (6) members.  The Initial Member shall have the right to appoint all members of the initial Board of Managers.  The names of the initial members of the Board of Managers are set forth on Exhibit A, as such may be reasonably promptly amended from time to time to reflect any change in the composition of the Board of Managers pursuant to the terms of this Article IV.

(b)           Each Manager shall hold office until his or her successor shall have been appointed and qualified or until his or her earlier resignation, removal, death or disability.

(c)           A Majority of Members shall have the right to remove, with or without cause, any Manager and to fill any vacancy created by the death, disability, removal or resignation of any Manager. A Manager chosen to fill a vacancy shall serve the unexpired term of his predecessor in office.

(d)           Without limitation of Section 4.1, the Board of Managers shall have the authority to appoint and terminate officers of the Company (the “Officers”) and retain and terminate employees, agents and consultants of the Company and to delegate such duties to any such Officers, employees, agents and consultants as the Board of Managers deem appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.  The Initial Member shall have the right to appoint the initial Officers.  The names of the initial Officers are set forth on Exhibit B, as such may be reasonably promptly amended from time to time to reflect any appointment or termination of Officers pursuant to the terms of this Article IV.

(e)           Each Officer shall serve until the earlier of his death, disability, resignation or removal by the Board of Managers.  Any vacancy occurring in the office of any Officer may be filled by the Board of Managers.

(f)            Written notice stating the place, day and time of every meeting of the Board of Managers and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than three nor more than thirty calendar days before the date of the meeting (or if sent by facsimile or email, not less than two business days before the date of the meeting), in each case to each Manager at his or her notice address maintained in the records of the Company.  Such further notice shall be given as may be required by applicable law, but meetings may be held without notice if all the members of the Board of Managers entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.

(g)           Unless otherwise provided by applicable law or this Agreement, the presence of Managers constituting a majority of the voting authority of the whole Board of Managers shall be necessary to constitute a quorum for the transaction of business.  At any meeting of the Board of Managers where a quorum is present, a majority vote of the voting authority of those Managers present will constitute an act of the Board of Managers.  If such quorum is not present within sixty minutes after the time appointed for such meeting, such meeting shall be adjourned and the President or acting Chairman shall reschedule the meeting to be held not fewer than two nor more than ten business days thereafter.  If such meeting is rescheduled two consecutive times, then those Managers who are present or represented by proxy at the second such rescheduled meeting shall constitute a valid quorum for all purposes hereunder; provided, that written notice of any rescheduled meeting shall have been delivered to all Managers at least two business days prior to the date of such rescheduled meeting.  Notwithstanding any provision to the contrary contained herein, interested Managers may be counted in determining the presence of a quorum at a meeting of the Board of Managers or of a committee that authorizes any interested party contract or transaction.

(h)           Each Manager shall be entitled to one vote on each matter to be voted on by the Board of Managers.

(i)            Meetings of the Board may be conducted in person or by conference telephone facilities.  Any action required or permitted to be taken at any meeting of the Board of Managers may be taken without a meeting if the Managers holding a number of votes necessary to approve an action at a meeting of the Board of Managers (assuming all Managers are present at such meeting) pursuant to the terms of this Agreement consent thereto in writing.  Any such written consents shall be filed with the minutes of the proceedings of the Board of Managers.

(j)            Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board of Managers herein set forth.

ARTICLE V

CAPITAL STRUCTURE AND CONTRIBUTIONS; CAPITAL ACCOUNTS

5.1           Capital Structure.  The capital structure of the Company shall consist of one class of common interests (the “Common Interests”).  All Common Interests shall be identical with each other in every respect.

5.2           Capital Contributions.  From time to time, the Board of Managers may determine that the Company requires capital and may make capital contribution(s) in an amount determined by the Board of Managers.  In accordance with Section 18-301(d) of the Act, the Initial Member and any additional Member may be admitted to the Company as a Member and may receive Common Interests without making a contribution or being obligated to make a contribution to the Company.

5.3           Transfer of Common Interest.  A transferee (pursuant to a Transfer in accordance with the terms of this Agreement) of all (or a portion) of a Common Interest will succeed to the Capital Account (or portion of the Capital Account) attributable to the Transferred Common Interest.

ARTICLE VI

PROFITS, LOSSES AND DISTRIBUTIONS

6.1           Profits and Losses.  The Company’s net profits or net losses shall be determined on an annual basis in accordance with the manner determined by the Board of Managers, in its sole and absolute discretion.

6.2           Distributions.  The Board of Managers shall determine, in its sole and absolute discretion, when cash or other Company assets are available for distribution to the Member(s) in compliance with the Act, and the amount, if any, to be distributed to the Member(s), and shall authorize and distribute on the Common Interests to the Member(s), pro rata in proportion to its (their) respective Common Interest Percentages, the determined amount when, as and if declared by the Board of Managers.  No distribution shall be made to the extent prohibited under the Act.

ARTICLE VII

ADMINISTRATIVE PROVISIONS

7.1           Accounting Method.  The accounting for purposes of the Company shall be in accordance with accounting principles determined by the Board of Managers.

7.2           Entity Classification.  For U.S. federal income tax purposes, the Company shall be disregarded as an entity separate from its owner within the meaning of Treasury Regulation §301.7701-3 and shall not make an election to be classified as a corporation.

ARTICLE VIII

EVENTS OF DISSOLUTION OF THE COMPANY

8.1           Dissolution.  The Company shall dissolve, and its affairs shall be wound up only upon the first to occur of the following:  (i) the written consent of the Board of Managers; (ii) the sale of substantially all of the assets of the Company; (iii) the entry of a decree of judicial dissolution under Section 18-802 of the Act or (iv) at any time there is no member of the Company unless the Company is continued in accordance with the Act.  The Members shall continue to be allocated profit and loss, in the manner set forth in Section 6.1 during the liquidation.  The proceeds from liquidation of Company assets shall be applied as follows:

(1)           satisfaction (whether by payment or the making of reasonable provision for payment) of debts of the Company other than to the Members;

(2)           to payment of amounts owed to the Members for amounts borrowed from and not repaid to the Members; and

(3)           to the Members in accordance with Section 6.2.

8.2           Effect of Dissolution.  Upon dissolution, the Company shall cease carrying on business but shall not be terminated and shall wind up current Company business.  The Company shall continue in existence until the winding up of the affairs of the Company is completed and the certificate of cancellation has been issued by the Secretary of State of the State of Delaware with respect to the Certificate of Formation.

8.3           Gains or Losses in Winding-Up.  Any gain or loss on disposition of Company properties in the process of liquidation shall be credited or charged to the Members in the manner set forth in Section 6.1.  Any property distributed in kind in the liquidation of the Company shall be valued and treated as though the property were sold and the cash proceeds were distributed.  The difference between the value of the property distributed in kind and its book value shall be treated as a gain or loss on sale of the property and shall be credited or charged to the Members in the manner set forth in Section 6.1.

8.4           Termination.  The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Article VIII, and the certificate of formation of the Company in effect as of the date thereof shall have been canceled in the manner required by the Act.

ARTICLE IX

TRANSFER OF INTERESTS IN THE COMPANY

A Member may sell, assign, transfer, convey, gift, exchange or otherwise dispose of (each, a “Transfer”) any or all of its Common Interests and, subject to Section 3.2, upon receipt by the Company of a written agreement (which may take the form of a counterpart of this Agreement) executed by the person or entity to whom such Common Interests are to be Transferred pursuant to which such person or entity thereby agrees to be bound by the terms of this Agreement, such person or entity shall be bound by this Agreement and admitted as a Member.  A Member shall automatically cease to be deemed a Member under this Agreement (an “Exiting Member”) in the event that (i) such Member has Transferred all Common Interests held by such Member, in one or a series of transactions and in accordance with the terms hereof, to other persons or entities and (ii) if one or more of the following is true: (x) at least one transferee of such Transferred Common Interests is already a Member, (y) a Member other than the Exiting Member is in existence or (z) at least one transferee of such Transferred Common Interests has been admitted as a Member pursuant to the preceding sentence.

ARTICLE X

EXCULPATION AND INDEMNIFICATION

10.1         Exculpation.  Notwithstanding any other provisions of this Agreement, whether express or implied, or any obligation or duty at law or in equity, none of the Member, Managers, or any officers, directors, stockholders, partners, employees, affiliates, representatives or agents of any of the foregoing, nor any officer, employee, representative or agent of the Company (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other person for any act or omission (in relation to the Company, its property or the conduct of its business or affairs, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person in the reasonable belief that such act or omission is in or is not contrary to the best interests of the Company and is within the scope of authority granted to such Covered Person by the Agreement, provided such act or omission does not constitute fraud, willful misconduct, bad faith, or gross negligence.

10.2         Indemnification.  To the fullest extent permitted by law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its property, business or affairs. A Covered Person shall not be entitled to indemnification under this Section 10.2 with respect to (i) any Claim with respect to which such Covered Person has engaged in fraud, willful misconduct, bad faith or gross negligence or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section 10.2.

10.3         Amendments.  Any repeal or modification of this Article X by the Member shall not adversely affect any rights of such Covered Person pursuant to this Article X, including the right to indemnification and to the advancement of expenses of a Covered Person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE XI

MISCELLANEOUS

11.1         Amendments.  Except as otherwise provided in this Agreement, amendments to this Agreement and to the Certificate of Formation shall be approved in writing by the Board of Managers.  An amendment shall become effective as of the date specified in the approval of the Board of Managers, or if none is specified, as of the date of such approval or as otherwise provided in the Act.  Notwithstanding anything to the contrary set forth in this Section 11.1, upon a Transfer of a Common Interest in accordance with this Agreement, Schedule A, Schedule B, Exhibit A, Exhibit B or other schedules or exhibits, as applicable, shall be amended, without the consent of any Member, to reflect such Transfer and the Transferee shall be admitted as a Member and shall be subject to the terms and conditions of this Agreement.

11.2         Severability.  If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member(s) regarding this Agreement.  Otherwise, any invalid or unenforceable provision shall be replaced by the Board of Managers with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

11.3         Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof.  In particular, this Agreement shall be construed to the maximum extent possible to comply with all the terms and conditions of the Act.

11.4         Successors; Counterparts.  Subject to Section 3.2 and Article VIII, this Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Member(s) and (b) may be executed in counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

11.5         Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, the feminine, or the neuter gender shall include the masculine, feminine and neuter.

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[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this Agreement as of the day first above written.

INITIAL MEMBER:

CPI INTERNATIONAL, INC.

By:	/s/ Robert A. Fickett
Name: Robert A. Fickett
Title: Authorized Signatory

[Signature Page to Communications & Power Industries LLC Agreement]

Schedule A

Communications & Power Industries LLC

Name and Address of Member(s)	Common Interest Percentage

CPI International, Inc. 811 Hansen Way Palo Alto, CA 94303	100%

A-1

Exhibit A

Initial Board of Managers

Name	Position
O. Joe Caldarelli	Manager
Robert A. Fickett	Manager
Robert B. McKeon	Manager
Hugh D. Evans	Manager
Ramzi M. Musallam	Manager
Jeffrey P. Kelly	Manager

A-1

Exhibit B

Initial Officers

Officer	Title
O. Joe Caldarelli	Chief Executive Officer
Robert A. Fickett	President and Chief Operating Officer
Joel A. Littman	Chief Financial Officer, Treasurer and Secretary
John R. Beighley	Vice President and Assistant Secretary
Don C. Coleman	Vice President
Andrew E. Tafler	Vice President
Hugh D. Evans	Assistant Secretary

B-1